EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601
 FOR IMMEDIATE RELEASE

STERIMED SYSTEM COMPLETES SUCCESSFUL U.S. NAVY
SHIPBOARD EVALUATION

Hackensack, NJ – March 26, 2008 – Caprius, Inc.’s (OTCBB: CAPS) subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), announced that a United States Navy LHD ship with a modified MCM SteriMed Junior System deployed on board has completed its shipboard evaluation and has returned to port.

The modified version of MCM’s SteriMed Junior, to meet special criteria for a shipboard environment, revealed positive results.  LHDs have the largest medical capability of any amphibious ship currently in use, second only behind hospital ships.  U.S. Navy personnel involved in the evaluation reported that the waste volume reduction was significant and the operation of the unit extremely user friendly. MCM will continue streamlining the shipboard version of the SteriMed Junior through slight modifications to meet the Navy’s stringent shipboard specifications for their medical waste management program.

Dwight Morgan, Caprius’ President and CEO, said, “We are extremely encouraged that shipboard evaluation by the Navy was successful.  We continue to work with the Navy in adapting our medical waste management solution to their unique waste environment.  We ultimately believe that this evaluation will lead to global use of the SteriMed for a large variety of moving environment applications, including commercial and military sectors.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com

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Company Contact:
Beverly Tkaczenko
Tel: (201) 342-0900, ext. 307
Email: beverlyt@caprius.com